Exhibit 99.1

CONTACT:
Lynx Therapeutics, Inc.	Investor Contact:
Mary L. Schramke	Lippert/Heilshorn & Associates
Acting Chief Executive Officer	Jody Cain (jcain@lhai.com)
510/670-9300	Bruce Voss (bvoss@lhai.com) 310/691-7100

For Immediate Release

Lynx Stockholders Overwhelmingly Approve Solexa-Lynx Business Combination

HAYWARD, Calif. – March 1, 2005 — Lynx Therapeutics, Inc. (Nasdaq: LYNX) today announced that Lynx stockholders have approved all six proposed items included in the Company’s Proxy Statement/Prospectus at today’s Annual Meeting of Stockholders, including the proposed business combination with United Kingdom-based Solexa Limited. Of votes cast with respect to this proposal, over 97% were in favor of the proposed combination with Solexa. The closing of the Solexa-Lynx business combination is subject to, among other conditions, the acceptance by Solexa shareholders of Lynx’s offer to acquire the entire issued share capital of Solexa. Lynx expects the closing of the business combination to occur later this month.

“We would like to thank our stockholders for demonstrating overwhelming support for this business combination, which we believe will result in significant strategic and financial benefits for our company,” said Mary L. Schramke, Ph.D., Lynx’s acting chief executive officer. “We have been working closely with Solexa since we announced the definitive agreement to combine our companies last September in an effort to accelerate the development and commercialization of DNA technology we jointly acquired approximately one year ago. Today’s announcement of shareholder approval for the business combination and the other measures necessary to complete this transaction mark a very important milestone in our quest to build a leading company delivering market-transforming DNA sequencing technologies.”

Other proposals in the Proxy Statement/Prospectus approved by stockholders included (i) the sale and issuance of shares of Lynx common stock and the change of control in Lynx, which may occur as a result of such sale or issuance of shares of Lynx common stock; (ii) an amendment to effect a reverse stock split at a ratio of up to one-for-four shares, and an amendment to increase the number of shares of the Company’s common stock authorized for issuance by 2 million shares; (iii) the election of six directors to the board; (iv) an amendment to Lynx’s stock option plan to increase the number of shares authorized for issuance thereunder by 2 million if the proposed business combination with Solexa is completed or 300,000 shares if the transaction is not completed; (v) and the ratification of the appointment of Ernst & Young LLP as Lynx’s independent registered public accounting firm for the fiscal year ending December 31, 2004.

About Solexa
Solexa, Ltd, a private company headquartered outside Cambridge, U.K., is developing systems for the comprehensive and economical analysis of individual genomes. The ability to read individual genomes quickly and economically will be a fundamental tool in the development of the biological and medical sciences in the 21st Century. Solexa’s ultimate goal is to develop systems capable of achieving the so called “$1,000 genome.” For more information, visit Solexa’s Web site at www.solexa.com. In an unrelated transaction recently, Solexa received an additional $14 million in venture capital financing, bringing its total to date to over $40 million.

About Lynx
Lynx believes that it is a leader in the development and application of novel genomic analysis solutions. By “novel,” Lynx means next generation technology that will take the engagement of thought leaders before broader commercial acceptance can occur. Lynx’s Massively Parallel Sequencing System (MPSS™) consists of proprietary instrumentation and software that are used to analyze millions of DNA molecules in parallel, enabling genome structure characterization at an unprecedented level of resolution. As applied to gene expression analysis, MPSS™ provides comprehensive and quantitative digital information important to modern systems biology research in the pharmaceutical, biotechnology and agricultural industries. For more information, visit Lynx’s Web site at www.lynxgen.com.

This press release contains “forward-looking” statements, including statements related to Lynx’s continued listing on the Nasdaq SmallCap Market and the proposed business combination between Lynx and Solexa.. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “predicts,” “expects,” “envisions,” “hopes,” “estimates,” “intends,” “will,” “continue,” “may,” “potential,” “should,” “confident,” “could” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of Lynx to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in Lynx’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2003, as amended, its Quarterly Report on Form 10-Q for the period ended September 30, 2004 and its Proxy Statement/Prospectus filed pursuant to Rule 424(b)(3) on January 24, 2005. Lynx does not undertake any obligation to update forward-looking statements.

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